EXHIBIT 7.03

EXECUTION VERSION

Dated 21 March 2011

FACILITY AGREEMENT

between

Halogen Limited

as Borrower

Halogen Mergersub Limited

as Original Guarantor

Standard Chartered Bank (Hong Kong) Limited

as Initial Arranger and Original Lender

Standard Chartered Bank (Hong Kong) Limited

as Facility Agent

and

Standard Chartered Bank (Hong Kong) Limited

as Security Agent

relating to

US$70,000,000 Term Loan Facility

9/F, Central Tower

28 Queen’s Road Central

Hong Kong

i

38.	COUNTERPARTS	96
39.	GOVERNING LAW	97
40.	ENFORCEMENT	97
SCHEDULE 1 CONDITIONS PRECEDENT		98
SCHEDULE 2 REQUESTS		102
SCHEDULE 3 EXISTING ONSHORE FACILITIES		104
SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE		106
SCHEDULE 5 FORM OF ACCESSION DEED		107
SCHEDULE 6 FORM OF TRANSFER CERTIFICATE		109

ii

THIS AGREEMENT is dated 21 March 2011 and made between:

(1)	Halogen Limited, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-111 Cayman Islands as borrower (the “Borrower”);

(2)	Halogen Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-111, Cayman Islands as original guarantor (the “Original Guarantor”);

(3)	Standard Chartered Bank (Hong Kong) Limited as arranger (the “Initial Arranger”);

(4)	Standard Chartered Bank (Hong Kong) Limited as original lender (the “Original Lender”);

(5)	Standard Chartered Bank (Hong Kong) Limited as facility agent of the Finance Parties (other than itself) (the “Facility Agent”); and

(6)	Standard Chartered Bank (Hong Kong) Limited as security agent of the Finance Parties (other than itself) (the “Security Agent”);

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Standard Chartered Bank (Hong Kong) Limited.

“Accession Deed” means a document substantially in the form set out in Schedule 5 (Form of Accession Deed).

“Acquisition” means the acquisition by the Borrower of the Target by way of a one-step merger of the Original Guarantor with and into the Target pursuant to the terms of the Acquisition Documents, with the Target to be the surviving corporation of such merger.

“Acquisition Agreement” means the Agreement and Plan of Merger dated on or about the Signing Date and made among the Borrower, the Original Guarantor and the Target.

“Acquisition Closing Date” means the “Closing Date” under and as defined in the Acquisition Agreement.

“Acquisition Consideration” means the aggregate consideration for the Target Shares payable under the Acquisition Agreement as described in the Funds Flow Statement.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an “Acquisition Document” by the Facility Agent and the Borrower.

“Acquisition Effective Time” means the “Effective Time” under and as defined in the Acquisition Agreement.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Fee Letter” means the agency fee letter between the Facility Agent, the Security Agent and the Borrower dated on or about the Signing Date in the Agreed Form.

“Agents” means the Facility Agent and the Security Agent.

“Agreed Form” means with respect to any document:

(a)	substantially in the form agreed by the Borrower and the Facility Agent prior to the Signing Date; or

(b)	in form and substance acceptable to the Borrower and the Facility Agent each acting reasonably.

“Applicable GAAP” means (subject to any change in Applicable GAAP made pursuant to paragraph (b) of Clause 20.3 (Requirements as to financial statements) US GAAP.

“Arrangers” means the Initial Arranger and any person which is designated an arranger of the Facility by the Initial Arranger and the Borrower after the Signing Date.

“Auditors” means, with respect to any relevant entity, the initial auditors of such entity at the Signing Date, or any other firm which is appointed by such entity in accordance with Clause 22.24 (Auditors).

“Authorisation” means

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the Signing Date to and including (a) the date falling six (6) Months from the Signing Date, or (b) such later date as approved by the Majority Lenders in their sole discretion, provided that the Availability Period shall end and the Commitment of each Lender shall be cancelled immediately upon termination of the Acquisition Agreement in accordance with its terms.

“Base Case Model” means the base case model in respect of the Target Group as provided by Primavera to the Facility Agent dated 7 January 2011.

“Borrower Share Charge” means the charge to be executed by the Sponsors as chargors in favour of the Security Agent in respect of the entire Equity Interest of the Borrower in the Agreed Form.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in relation to the determination of any interest rate, London;

(b)	in relation to any payment or purchase of US Dollars, New York; and

(c)	for all other purposes, Hong Kong.

“Change of Control” means:

(a)	the Sponsors cease to beneficially hold (whether directly or indirectly),

(i)	subject to paragraph (iii) below, the entire issued share capital or equity interest (as applicable) of any Obligor (or prior to the Acquisition Effective Time, the Borrower and the Original Guarantor) or other Group Member (other than Huajing Company);

(ii)	subject to paragraph (iii) below, at least eighty per cent. (80%) of the entire equity interest of Huajing Company; or

(iii)	if, after the Acquisition Effective Time, any Obligor or other Group Member has issued any Equity Interests and provided that all the proceeds of such issuance are applied in accordance with Clause 8 (Mandatory Prepayments), at least seventy-five per cent. (75%) of the entire Equity Interest of such Obligor or that Group Member; and/or

(b)	Dr Yang cease to beneficially hold (whether directly or indirectly) at least sixty per cent. (60%) of the entire Equity Interest of the Borrower; and/or

(c)	the Sponsors cease to control directly or indirectly any Obligor (or prior to the Acquisition Effective Time, the Borrower and the Original Guarantor) or other Group Member. For the purposes of this definition, “control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(ii)	give directions with respect to the management, financial or other policies of that person with which the directors or other equivalent officers of that person are obliged to comply.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Security created by the Security Documents or any part of those assets.

“Certificate of Merger” means the certificate of merger to be issued by the Registrar of Companies of the Cayman Islands in respect of the Acquisition and dated the Acquisition Effective Time.

“Commitment” means:

(a)	in relation to the Original Lender, US$70,000,000 at the date of this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Fee Letter” means the commitment fee letter between the Original Lender and the Borrower dated on or about the Signing Date in the Agreed Form.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Currency Event” means any change (either expressed to be permanent or continues to be in effect for more than thirty (30) days) in the laws or the regulations of PRC or the policies of any Governmental Agency in PRC which prohibits or substantially restricts (a) the conversion of any amount from RMB to US Dollars and/or (b) the making of any dividend or other distributions from any entity that is established in the PRC to its immediate parent company.

“Debt Service Reserve Account” means the account numbered 44700846770 opened by the Borrower with the Account Bank and administered by the Account Bank in accordance with the terms of the HK Law Debenture (or any replacement account or sub-account thereto).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dr Yang” means Dr Yang Jianhua (杨建华), the holder of Chinese passport no. G36618884 whose residence at the Signing Date is at Room 907, No.10 Keyuan Village, Guan Sheng Yuan Road, Xuhui District, Shanghai (上海市徐汇区冠生园路科苑新村10号907室).

“Earthquake Impact Side Letter” means a letter to be issued by Primavera to the Facility Agent (for the benefit of each Lender) dated no earlier than 10 Business Days prior to the Utilisation Date in the Agreed Form, certifying that (to the best of its knowledge after making commercially reasonable efforts of enquiry) the Japan Earthquake has not had an adverse affect on any projection or forecast contained in the Base Case Model in any material respect.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Action Plan” means the environmental action plan in the Agreed Form, which sets forth the requisite correction and/or remedial actions to be conducted by the Operating Companies for rectifying the non-compliance with Environmental Laws identified in the environmental due diligence report prepared by Golders and relevant timeline for completing such correction and/or remedy action.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Group Member conducted on or from the properties owned or used by the Group Member.

“Equity Interest” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Existing Onshore Facilities” means those facilities set out in Schedule 3 (Existing Onshore Facilities).

“Existing Trade Security” means the real property mortgage over the #5, #1 and #2 factory houses, and related warehouse, boiler room and fire-pump room located at Chemical Industrial Concentrated Area, Chenjiagang Town, Xiangshui County, Jiangsu Province (with the relevant land use right certificate’s serial number being “Xiang Guo Yong (2007) No. 17434) as granted by Jiangsu Wei Er Chemical Co., Ltd. (江苏威耳化工有限公司) in favour of Shanghai Huayi Acrylic Acid Co., Ltd. ( 上海华谊丙烯酸有限公司 ) in accordance with a Real Property Mortgage Agreement (房产抵押协议书) dated 12 October 2010 between them, securing up to RMB8,300,000 of trade credit extended or to be extended by Shanghai Huayi Acrylic Acid Co., Ltd. to Jiangsu Wei Er Chemical Co., Ltd.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the term loan facility to be made available under this Agreement as described in Clause 2 (The Facility), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Documents” means:

(a)	this Agreement,

(b)	each Security Document,

(c)	any Accession Deed;

(d)	the Up-front Fee Letter;

(e)	the Commitment Fee Letter;

(f)	the Agency Fee Letter;

(g)	the Syndication Letter;

(h)	the Earthquake Impact Side Letter; and

(i)	any other document designated as such by the Facility Agent and the Borrower.

“Finance Parties” means the Arrangers, the Lender, the Facility Agent, the Security Agent and the Account Bank.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction , only the marked to market value (or, if any actual amount is due as a result of the termination or close out of the Treasury Transaction, the amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Funds Flow Statement” means the funds flow statement in the Agreed Form.

“Funds Release Instruction” means the funds release instruction in the Agreed Form and to be issued by the Facility Agent to the Paying Agent in accordance with Clause 4.3 (Condition Subsequent).

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and each of its Subsidiaries (including, after the Acquisition Effective Time, each Target Group Member) in each case for the time being and “Group Member” means any of those persons.

“Group Structure Chart” means the structure chart of the Group and the Target Group delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent), as updated from time to time in accordance with paragraph (b) of Clause 20.2 (Provision and contents of Compliance Certificates).

“Guaranteed Obligations” means all principal sums of money and liabilities now or in the future due, owing or payable in respect of the Facility to any Finance Party by any Obligor under or pursuant to the Facility Agreement and/or any other Finance Document to which it is a party (whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety and whether or not the relevant Finance Party was an original party to such Finance Document or the relevant transaction contemplated thereby), together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which any Obligor may be or become liable to any Finance Party in respect of, under or in connection with any such Finance Documents (after as well as before any demand or judgment).

“Guarantor” means the Original Guarantor or an Additional Guarantor.

“HK Law Debenture” means the debenture to be executed by the Borrower, the Target, Stanley Space and Wisecon in favour of the Security Agent in respect of all of their respective assets and undertakings (including the Debt Service Reserve Account and the Operating Accounts) in the Agreed Form, and to which the Account Bank is a party.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huajing Company” means Zhejiang Huajin Fluorine Technology Co., Ltd. (浙江华晶氟科技有限公司), a company incorporated under the laws of the PRC with its registered office at Room 202, Factory No.1, Municipal High and New Technology Industrial Garden (No.10 Huafeng Road), Kecheng District, Quzhou, Zhejiang, China (浙江省衢州市柯城区华枫路10号（高新技术产业园区1号厂房202室)).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Group Member (which may now or in the future subsist).

“Interest Payment Date” means (a) the last day of each Interest Period under paragraph (a) of the definition thereof, and (b) the Termination Date.

“Interest Period” means (a) in relation to the Loan, each period determined in accordance with Clause 10 (Interest Periods), and (b) in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Japan Earthquake” means the earthquakes near the east coast of Honshu, Japan on 11 March 2011 and all events arising out of or otherwise in connection with the aforesaid earthquakes, including without limitation:

(a)	any aftershock, tsunami, fire, explosion, flood, landslide or volcanic activity;

(b)	any nuclear explosion, radioactive or chemical contamination or ionising radiation or biological contamination;

(c)	any strike, revolution, riot, insurrection, civil commotion, sabotage or, terrorism, or public demonstration; and

(d)	any legally imposed quarantine, embargo or trade sanctions.

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, or subject to defences of set-off or counterclaim; and

(c)	any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means:

(a)	the Original Lender; and

(b)	any person which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Level-1 Onshore Subs” means Shanghai ChemSpec Co., Ltd (上海康鹏化学有限公司) and Taixing ChemSpec Co., Ltd (泰兴康鹏专用化学品有限公司), each a company incorporated under the laws of the PRC.

“LIBOR” means, in relation to a Loan or any Unpaid Sum:

(a)	the Screen Rate; or

(b)	if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by the Reference Banks to leading banks in the London interbank market (as supplied to the Facility Agent at its request), as at 11:00 a.m. (London time) on the Quotation Day for which an interest rate is to be determined for the offering of deposits in US Dollars for a period comparable to the Interest Period for that Loan or Unpaid Sum.

“Listing” means a listing of all or any part of the share capital of any Group Member thereof on any recognised investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any Group Member in any country.

“Loan” means the loan made or to be made by the Lender under the Facility or, as the case may be, the principal amount outstanding for the time being of that loan.

“Major Customers” means the largest two customers of the Target Group as at the Signing Date (and as disclosed to the Facility Agent in writing by the Borrower prior to the Signing Date).

“Major Default” means:

(a)	with respect to the Borrower or the Original Guarantor only, any circumstances constituting a Default under any of Clause 23.1 (Non-payment), Clause 23.3 (Other obligations) insofar as it relates to a breach of Clauses 21.2 (Capital Expenditure and Investments), 22.8 (Debt Service Reserve Account and Operating Account); 22.9 (Negative pledge); 22.10 (Holding Companies); 22.13 (Disposals); 22.14 (Loans out); 22.15 (No Guarantees or indemnities); and 22.17 (Financial Indebtedness), Clause 23.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 23.6 (Insolvency), Clause 23.7 (Insolvency proceedings), Clause 23.8 (Creditors’ process), Clause 23.9 (Unlawfulness and invalidity), Clause 23.13 (Expropriation) or Clause 23.14 (Repudiation and rescission of agreements); or

(b)	the occurrence of any event or circumstance permitting the Parent or the Original Guarantor to terminate its obligations under the Acquisition Agreement.

“Major Representation” means a representation or warranty with respect to the Borrower or the Original Guarantor only under any of Clause 19.2 (Status) to Clause 19.6 (Validity and admissibility in evidence) inclusive.

“Majority Lenders” means at any time:

(a)	if the Loan is then outstanding, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than sixty-six and two thirds per cent. (66 2/3%) of the Loan, or

(b)

if there is no Loan then outstanding and the Total Commitments are then greater than zero, a Lender or Lenders whose Commitments aggregate more than sixty-six and two thirds per cent. (66 2/3%) of the Total Commitment, or

(c)	if there is no Loan then outstanding and the Total Commitments are then zero;

(i)

if the Total Commitments became zero after the Loan ceased to be outstanding, a Lender or Lenders whose Commitments aggregated more than sixty-six and two thirds per cent. (66 2/3%) of the Total Commitments immediately before the Total Commitments became zero, or

(ii)

if the Loan ceased to be outstanding after the Total Commitments became zero, a Lender or Lenders whose participations in the Loan outstanding immediately before the Loan ceased to be outstanding aggregated more than sixty-six and two thirds per cent. (66 2/3%) of the Loan.

“Management Sponsors” means:

(a)	Wise Lion Ltd, a BVI Business Company incorporated in the British Virgin Islands with limited liability whose registered office is at Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands;

(b)	Prosper Advance Management Limited, a BVI Business Company incorporated in the British Virgin Islands with limited liability whose registered office is at Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands; and

(c)	Summer Lake Development Limited, a BVI Business Company incorporated in the British Virgin Islands with limited liability whose registered office is at Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.

“Margin” means:

(a)	at all times from and including the Utilisation Date to and including the date falling twelve (12) Months after the Utilisation Date, four and a half per cent. (4.50%) per annum; and

(b)	at all times thereafter, (i) six per cent. (6%) per annum if, on the date falling twelve (12) Months after the Utilisation Date, the Majority Lenders are satisfied (acting reasonably) that a Listing, a Permitted Replacement Facility (as evidenced by executed definitive documentation) and/or a Takeout Financing (as evidenced by executed definitive documentation) will be available on or prior to the Termination Date and will generate proceeds sufficient to repay or pay all amounts outstanding under the Finance Documents; or (ii) seven and a half per cent. (7.50%) per annum, in any other cases.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of (i) any Obligor, (ii) the Group taken as a whole, or (iii) the Target Group taken as a whole; or

(b)	the ability of any Obligor to perform its obligations under the Finance Documents to which it is a party.

“Market Disruption Notification” means a market disruption notification substantially in a recommended form of the Asia Pacific Loan Market Association or otherwise in an Agreed Form.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Obligor” means the Borrower or a Guarantor.

“Operating Account” means each of the accounts opened and maintained by the Obligors with the Account Bank and administered by the Account Bank in accordance with the terms of the HK Law Debenture and, in case of the Borrower, its Operating Account shall be account numbered 44700846770 opened by the Borrower with the Account Bank (and, in each case, any replacement account or sub-account thereto).

“Operating Companies” means the Level-1 Onshore Subs and each of their Subsidiaries from time to time.

“Options” means any options in respect of ordinary shares in the Target awarded pursuant to the Target’s 2008 Share Incentive Plan.

“Original Financial Statements” means the audited consolidated financial statements of the Target Group for its financial year ended 31 December 2009.

“Party” means a party to this Agreement.

“Paying Agent” means a reputable bank or trust company which is appointed as paying agent in accordance with the terms of the Acquisition Agreement and is reasonably acceptable to the Majority Lenders.

“Paying Agent Undertaking Letter” means an undertaking letter to be issued by the Paying Agent to the Facility Agent (for the benefit of each Lender) in the Agreed Form.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of trading stock or cash made by any Group Member in the ordinary course of trading of the disposing entity;

(b)	of any asset by a Group Member (the “Disposing Company”) to another Group Member (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	arising as a result of any Permitted Security;

(f)	of assets for cash on an arm’s length basis, provided that the relevant disposal proceeds received by any Obligor shall be applied towards prepayment of the Facility in accordance with Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds); or

(g)	made with the prior written consent of the Majority Lenders.

“Permitted Onshore Facilities” means:

(a)	the Existing Onshore Facilities;

(b)	any refinancing of the Existing Onshore Facilities provided that:

(i)	the borrower and/or obligors under such refinancing are the same borrower and/or obligors under the Existing Onshore Facilities being refinanced;

(ii)	such refinancing is provided by the same lender or syndicate of lenders that made available the relevant Existing Onshore Facility;

(iii)	no prepayment or repayment (whether by way of instalment, mandatory prepayment, set-off or otherwise) may be made in respect of any part of such refinancing on or prior to the date falling six (6) months after the Termination Date;

(iv)	the principal amount of such refinancing is not greater than the principal amount of the relevant Existing Onshore Facility being refinanced that was outstanding immediately prior to such refinancing;

(v)	with respect to any Existing Onshore Facility that is secured, any Security in respect of the refinancing cannot be more favourable to the lender than the Security in respect of that Existing Onshore Facility;

(vi)	with respect to any Existing Onshore Facility that is unsecured, the refinancing is unsecured; and

(vii)	the terms of such refinancing are not more favourable to the lender than that of the relevant Existing Onshore Facility being refinanced; or

(c)	any Permitted Replacement Facility.

“Permitted Replacement Facility” means any facility or series of facilities that are utilised by any Group Member solely for the purposes of repaying the Facility in full (and paying all other Guaranteed Obligations then due and payable), subject to repayment mechanisms and logistics to be agreed between the Borrower and the Majority Lenders (each acting reasonably).

“Permitted Security” means:

(a)	Security for Taxes or assessments or other applicable governmental charges or levies;

(b)	Security created or arising by operation of law or created in the ordinary course of trade, including, but not limited to, landlords’ liens and statutory liens of carriers, warehousemen, mechanics, materialmen, vendors and other liens securing amounts which are not more than sixty (60) days overdue or which are being contested in good faith;

(c)	Security incurred on deposits made in the ordinary course of trade in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts or undertakings, performance and return of money bonds, and similar obligations;

(d)	rights of set-off of a financial institution with respect to deposits or other accounts of a Group Member held by such financial institution in an amount not to exceed the aggregate amount owed to such financial institution by that Group Member, as the case may be;

(e)	Security on documents and the goods they represent in connection with letters of credit, trade finance and similar transactions entered into in the ordinary course of trade;

(f)	leases, subleases, licences and sublicences granted to third parties in the ordinary course of trade;

(g)	attachment, judgment and other similar Security arising in connection with court proceedings which are effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings; or

(h)	any Security granted or permitted to subsist with the prior written consent of the Majority Lenders.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Special Administrative Region of Macau, and Taiwan.

“Primavera” means Primavera SPV Ltd., whose registered office is at Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands.

“Quotation Day” means, in relation to any Interest Period in respect of the Loan or any Unpaid Sum, two (2) Business Days before the first day of that Interest Period.

“Reference Banks” means the principal London office of Standard Chartered Bank, Hongkong Shanghai Bank Corporation and J.P. Morgan and/or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Repeating Representations” means each of the representations set out in Clauses 19.2 (Status) to 19.6 (Validity and admissibility in evidence), paragraph (a) of Clause 19.10 (No default), paragraph (d) of Clause 19.11 (No misleading information), Clause 19.12 (Original Financial Statements) to Clause 19.20 (Good title to assets), Clause 19.21 (Shares), Clause 19.22 (Intellectual Property), Clause 19.24 (Insurance) to Clause 19.26 (Acquisition Documents, disclosures and other Documents) and Clause 19.27 (Repeating representations and warranties under the Acquisition Documents).

“Reports” means:

(a)	the final legal due diligence report dated 7 March 2011 and prepared by Latham & Watkins;

(b)	the final financial due diligence report dated 5 January 2011 and prepared by Ernest & Young;

(c)	the final commercial due diligence report dated 26 October 2010 and prepared by SMT; and

(d)	the final environmental due diligence report dated 9 February 2011 and prepared by Golders.

“Required Interest Reserve Balance” means, on the Utilisation Date and the first day of each Interest Period thereafter, the amount determined by the Facility Agent to be equal to a fraction (a) the numerator of which is the product of the then applicable rate of interest of the Loan for such Interest Period multiplied by the outstanding principal amount of the Loan on such date; and (ii) the denominator of which is two (2).

“RMB” means the lawful currency of the PRC.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate of US Dollars for the relevant period as displayed on the Thomson Reuters Screen “LIBOR01” Page, provided that if the relevant page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Lenders and the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the HK Law Debenture;

(b)	the Borrower Share Charge;

(c)	the Target Share Charge;

(d)	the Stanley Share Charge;

(e)	the Wisecon Share Charge;

(f)	any other document evidencing or creating security over any asset to secure any obligation of any Obligor to the Finance Parties under the Finance Documents; or

(g)	any other document designated as such by both the Facility Agent and the Borrower in writing.

“Stanley Share Charge” means the charge to be executed by the Target in favour of the Security Agent in respect of the entire Equity Interest of Stanley Space in the Agreed Form.

“Stanley Space” means Stanley Space Limited, a BVI Business Company incorporated in the British Virgin Islands with limited liability whose registered office is at CCS Management Limited, Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

“Signing Date” means the date of this Agreement.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 2 (Requests) given in accordance with Clause 10 (Interest Periods).

“Sponsors” means Primavera, Dr Yang and the Management Sponsors, who together beneficially and legally own 100% of the Equity Interest of the Borrower and “Sponsor” means each or any of them as the context may require.

“Subordinated Indebtedness” means Financial Indebtedness of any Group Member which is subordinated to Financial Indebtedness under the Finance Documents on terms satisfactory to the Lender.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndication Letter” means the syndication fee letter between the Initial Arranger, the Borrower, Primavera and Dr Yang dated on or about the Signing Date in the Agreed Form.

“Takeout Financing” has the meaning given to it in Clause 22.31.

“Target” means Chemspec International Limited, an exempted company incorporated in the Cayman Islands with limited liability whose registered office is at Maples Corporate Service Limited, Po Box 309, Grand Cayman, KY1-1104, Cayman Islands.

“Target Accession Deeds” means the Accession Deeds to be entered into by the Target, Stanley Space and Wisecon respectively on or about the Utilisation Date.

“Target Shares” means 100% of the entire Equity Interest of the Target.

“Target Share Charge” means the charge to be executed by the Borrower as chargor in favour of the Security Agent in respect of the entire Equity Interests of the Target in the Agreed Form.

“Target Group” means the Target and each of its Subsidiaries in each case for the time being and “Target Group Member” means any of those persons.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the earlier of (a) the date falling fifteen (15) Months from the Utilisation Date; and (b) December 31, 2012.

“Total Commitments” means the aggregate of the Commitments (being US$ 70,000,000 at the date of this Agreement), as the same may be reduced, varied or cancelled in accordance with the terms of this Agreement.

“Transaction Costs” means all fees (including legal and professional advisory fees), costs and expenses and taxes (i) incurred by the Group and/or the Target Group in connection with the Transaction Documents, including, but not limited to, the negotiation, preparation, execution, notarisation and registration of the Transaction Documents and otherwise in connection therewith, other than the Acquisition Consideration; or (ii) incurred in connection with the accelerated vesting of any Options as a result of the Acquisition.

“Transaction Documents” means the Finance Documents, the Acquisition Documents, the Paying Agent Undertaking Letter and any other document designated as such by the Facility Agent and the Borrower.

“Transaction Security” means any Security granted under the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or otherwise in an Agreed Form.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Up-front Fee Letter” means the up-front fee letter between the Initial Arranger and the Borrower dated on or about the Signing Date in the Agreed Form.

“US Dollars” or “US$” means the lawful currency of United State of America;

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 2 (Requests).

“Wisecon” means Wisecon Limited, a company incorporated under the law of Hong Kong with limited liability whose registered office is at Suites 2001-2005, 20th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong.

“Wisecon Share Charge” means the charge to be executed by Stanley Space in favour of the Security Agent in respect of the entire Equity Interest of Wisecon in the Agreed Form.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Facility Agent”, the “Security Agent”, any “Arranger”, any “Finance Party”, any “Lender”, the “Borrower”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (with respect to any Transaction Document, only to the extent permitted by the terms of the Finance Documents);

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a Lender’s “participation” in the Loan or an Unpaid Sum includes an amount (in the currency of the Loan or such Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of the Loan or such Unpaid Sum and the Lender’s rights under this Agreement in respect thereof;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11:00 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The proceeds of the Facility shall be applied:

(a)	towards payment of fifty per cent. (50%) of the Acquisition Consideration (such amount to be paid directly) to the Paying Agent;

(b)	towards payment of the Transaction Costs;

(c)	towards payment of any fees described in Clause 12 (Fees) (or the repayment of any shareholder loans advanced to the Borrower for the purpose of paying such fees and/or Transaction Costs); and

(d)	towards funding of the Required Interest Reserve Balance by way of contribution to the Debt Service Reserve Account.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 1 (Conditions precedent). The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

(a)	Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request (in respect of paragraphs (i) and (ii) below) and on the proposed Utilisation Date (in respect of paragraphs (i), (ii), and (iii) below):

(i)	no Major Default is continuing or would result from the proposed Loan;

(ii)	all the Major Representations are true; and

(iii)	the Facility Agent has received evidence in a form and substance satisfactory to it that the Sponsors have completed all steps required of the Sponsors in order to subscribe for shares in the Borrower and have made irrevocable wire transfers in an aggregate amount of US$70,000,000 to the Paying Agent and which shall be accounted for as an equity capital contribution to the Borrower, and that such amount will be applied towards funding part of the Acquisition Consideration in accordance with the Funds Flow Statement.

(b)	During the Availability Period (save in circumstances where, pursuant to paragraph (a) above, no Lender is obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 7.1 (Illegality) and unless any of the circumstances or events described in Clause 8.1 (Exit, and Currency Event) or Clause 8.2 (Merger Failure) or Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds) has arisen or occurred), no Lender shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent that to do so would prevent or limit the making of the Utilisation;

(iii)	refuse to make the Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent that to do so would prevent or limit the making of the Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent that to do so would prevent or limit the making of the Utilisation, provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

4.3	Condition Subsequent

The Borrower shall ensure that the following documents, each certified by it in a manner reasonably satisfactory to the Facility Agent, are delivered to the Facility Agent within three (3) Business Days from the Utilisation Date:

(a)	a copy of the Certificate of Merger;

(b)	evidence that the new directors of each Obligor have been appointed according to the Acquisition Agreement; and

(c)	a copy of the resolution of the new directors of each Obligor referred to in paragraph (b) above, approving, authorising and/or ratifying all actions taken on behalf of the relevant Obligor in accordance with, and with respect to the transactions contemplated by, the Finance Documents.

Upon receiving such document and provided that each of the Finance Documents are dated and are in full force and effect, the Facility Agent shall promptly issue the Funds Release Instruction to the Paying Agent for it to apply the Loan proceeds in accordance with the Acquisition Agreement.

4.4	Maximum number of Loans

Only one Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Hong Kong time) three (3) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Total Commitments and which is in integral multiples of US$1,000,000 (or such other amount that the Lender may otherwise agree).

5.4	Lenders’ participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of an Utilisation Request), 5.2 (Completion of a Utilisation Request) 5.3 (Currency and amount) above have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the loan not later than 11:00 a.m. Hong Kong time two (2) Business Days prior to the proposed Utilisation Date.

5.5	Cancellation of Commitment

The Commitment of each Lender shall be immediately cancelled at close of business in Hong Kong on the last day of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	Subject to Clause 7 (Illegality, Voluntary Prepayment and Cancellation), the Borrower shall repay the Facility on each date specified below (each a “Repayment Date”, by the amount as set out in the table below.

Repayment Date	Repayment Instalments
The date falling twelve (12) Months after the Utilisation Date	Fifteen per cent. (15%) of the amount of the Loan immediately following the Utilisation

Termination Date	The outstanding amount of the Loan at such time

(b)	All payments made under this Clause 6.1 shall be made together with accrued interest and all other amounts accrued or outstanding under this Agreement.

6.2	The Borrower may not reborrow any part of the Facility which is repaid.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$2,000,000).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Total Commitment in relation thereto is zero).

(c)	Any prepayment under this Clause 7.2 shall satisfy the obligations under Clause 6 (Repayment) on a pro rata basis against all outstanding repayment instalments.

7.3	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ prior notice, cancel the whole or any part (being a minimum amount of US$2,000,000) of the Commitment. Any such reduction under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.2 (Tax indemnity) or Clause 14.1 (Increased costs),

(iii)	the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in the Loan.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(d)	Any amount prepaid in respect of the Facility may not be redrawn.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	MANDATORY PREPAYMENT

8.1	Exit and Currency Event

Upon the occurrence of:

(a)	a Listing;

(b)	a Change of Control;

(c)	a Currency Event; or

(d)	the sale of all or substantially all of the assets of the Group or the Target Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Merger Failure

If, for any reason, (a) the Facility Agent fails to receive a certified copy of the Certificate of Merger within three (3) Business Days from the Utilisation Date, or (b) the Paying Agent breaches any of its undertakings set forth in the Paying Agent Undertaking Letter, the Facility will be cancelled and all the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.3	Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds

(a)	For the purposes of this Clause 8.3 and Clause 8.4 (Application of mandatory prepayments):

“Additional Debt Proceeds” means the Net Cash Proceeds of any Financial Indebtedness incurred by any Group Member after the Signing Date other than (i) any Replacement Loan Proceeds; (ii) amounts in respect of any drawdown under, or any permitted refinancing of, the bank facilities referred to in paragraph (b) and (c) of the definition of “Permitted Onshore Facilities” in Clause 1.1 (Definitions); and (iii) in respect of any Treasury Transaction.

“Disposal Proceeds” means the Net Cash Proceeds received by any Obligor (including any amount receivable in repayment of intercompany debt) for any sale, lease, licence, transfer, loan or other disposal by that Obligor of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than any Permitted Disposal.

“Distributions Proceeds” means the Net Cash Proceeds of any dividends and other distributions received by the Borrower.

“Equity Issuance Proceeds” means the Net Cash Proceeds received by any Obligor in relation to any allotment or issue of that Obligor’s shares, but excluding any allotment or issue of shares by way of capitalisation of profits or reserves.

“Equity Redemption Proceeds” means the Net Cash Proceeds received by any Obligor in relation to any capital reduction, share buy-back or equivalent transaction.

“Insurance Proceeds” means the Net Cash Proceeds of any insurance claim under any insurance maintained by any Group Member to the extent that such proceeds are not used for reinstating, repairing, replacing or restoring the asset, or applied in defraying the loss or liability, to which the claim relates, within three (3) Months from the date of receipt of such proceeds.

“Net Cash Proceeds” means the relevant proceeds after deducting: (a) any related reasonable expenses which are incurred by any Group Member to persons who are not members of the Group; and (b) any related Tax incurred and required to be paid by a Group Member.

“Replacement Loan Proceeds” means an amount equal to the Net Cash Proceeds utilised under the Permitted Replacement Facility.

(b)	the Borrower must prepay the Loan in the following amounts at the times and in the order of application contemplated by Clause 8.4 (Application of mandatory prepayments):

(i)	Equity Redemption Proceeds;

(ii)	Disposal Proceeds;

(iii)	Additional Debt Proceeds, other than as applied for the purpose of funding any Capital Expenditure and Investments of the Group for the financial year ending 31 December 2012 in accordance with Clause 21.2 (Capital Expenditure and Investments);

(iv)	Equity Issuance Proceeds, other than as applied for the purpose of funding any Capital Expenditure and Investments of the Group for the financial year ending 31 December 2012 in accordance with Clause 21.2 (Capital Expenditure and Investments);

(v)	Insurance Proceeds;

(vi)	Distribution Proceeds; and

(vii)	Replacement Loan Proceeds.

8.4	Application of mandatory prepayments

(a)	In the case of any prepayment prescribed under Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds) above, the Borrowers shall prepay the Loan in an amount equal to the relevant proceeds amount promptly upon receipt of those proceeds.

(b)	A prepayment made under Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds) shall be applied towards satisfaction of the Borrower’s obligations under Clause 6 (Repayment) in inverse chronological order.

(c)	The Borrower shall give the Facility Agent at least five (5) Business Days’ prior notice before making any prepayment prescribed under Clause 8 (Mandatory Prepayment).

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

9.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraphs (b) and (c) below, two (2) per cent. higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Loan is irrevocable and must be delivered to the Lender by the Borrower not later than 10:00 a.m. (Hong Kong time) five (5) Business Days before the first day of the applicable Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)	Subject to this Clause 10, the Borrower may select an Interest Period of one (1), two (2) or three (3) Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period shall not extend beyond a Repayment Date.

(f)	Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 11.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s participation in the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the percentage rate per annum notified to the Facility Agent by that Lender, as soon as practicable and in any event not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Facility Agent), as the cost to that Lender of funding its participation in the Loan from whatever source(s) it may reasonably select.

(b)	In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than LIBOR or if a Lender shall fail to notify the Facility Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	at 5:00 p.m. on the Business Day immediately following the Quotation Day for the relevant Interest Period, the Facility Agent holds one or more Market Disruption Notifications in respect of that Interest Period from a Lender or Lenders the sum of whose participations in the Loan exceeds thirty-five per cent. (35%) of that Loan.

(d)	If a Market Disruption Event shall occur, the Facility Agent shall promptly notify the Lenders and the Borrower thereof.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the thirty day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

11.4	Break Costs

(a)	The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

The Borrower shall pay to the Original Lender a commitment fee in the amount and at the time agreed in the Commitment Fee Letter.

12.2	Up-front fee

The Borrower shall pay to the Initial Arranger an up-front fee in the amount and at the time agreed in the Up-front Fee Letter.

12.3	Agency Fee

The Borrower shall pay to the Facility Agent and the Security Agent for their own accounts an agency fee in the amount and at the time agreed in the Agency Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five (5) days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(c)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Borrower thereof.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

13.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Finance Party’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs and a reasonable explanation of such costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party); or

(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agents

The Borrower shall promptly indemnify the Agents against any cost, loss or liability incurred by an Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

Each Obligor shall promptly indemnify the Security Agent and every receiver and delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of any Security created under the Security Documents;

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the proceeds realised from the enforcement of any Security created under the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Charged Property and the proceeds of the enforcement of the Charged Property for all monies payable to it.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall within ten (10) Business Days on demand pay each Finance Party the amount of all costs and expenses (including legal fees, capped at an aggregate amount as agreed by the Initial Arranger and the Borrower in writing from time to time) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceeding instituted by or against that Finance Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance of the Guaranteed Obligations by each other Obligor;

(b)	undertakes with each Finance Party that whenever any Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	undertakes with each Finance Party that, if any amount which would otherwise be claimed by such Finance Party under paragraph(s) (a) and/or (b) above is for any reason not recoverable thereunder on the basis of a guarantee, each Guarantor shall as a principal debtor and primary obligor indemnify such Finance Party immediately on demand against any cost, loss or liability which such Finance Party may incur or suffer as a result of any Obligor not paying any amount when (if such amount were recoverable from such Obligor) it would have been due under or in connection with any Finance Document; and the amount payable by each Guarantor under this indemnity shall not exceed the amount it would have had to pay under paragraph(s) (a) and/or (b) above if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If for any reason (including, without limitation, as a result of insolvency, breach of fiduciary or statutory duties or any similar event):

(a)	any payment to a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided, reduced or required to be restored, or

(b)	any discharge, compromise or arrangement (whether in respect of the obligations of any Obligor or any security for any such obligation or otherwise) given or made wholly or partly on the basis of any payment, security or other matter which is avoided, reduced or required to be restored, then:

(c)	the liability of each Obligor shall continue (or be deemed to continue) as if the payment, discharge, compromise or arrangement had not occurred; and

(d)	each Finance Party shall be entitled to recover the value or amount of that payment or security from each Obligor, as if the payment, discharge, compromise or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.6.

18.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor may exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity) (except for any proceedings brought to preserve rights against such Obligor and which do not prejudice the right of any Finance Party under the Finance Documents or against any Obligor);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If any Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Finance Parties. For the avoidance of doubt, nothing in this Clause 18.7 shall restrict any Guarantor from exercising or enjoying the benefit of its right after (i) all Guaranteed Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the terms of the Finance Documents, and (ii) no Lender has any further obligation (whether actual or contingent) to make advances or provide other financial accommodation under this Agreement.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General

Except for Clause 19.26 (Acquisition Documents, disclosures and other Documents) and 19.27 (Repeating representations and warranties under the Acquisition Documents) where the representation and warranty thereunder are made by the Borrower and the Original Guarantor only, each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

19.2	Status

(a)	Each Group Member is a corporation, duly incorporated or established and validly existing and in good standing (if applicable) under the law of its jurisdiction of incorporation or establishment.

(b)	Each Group Member has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

19.4	Non-conflict with other obligations

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.5	Power and authority

(a)	Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on any Obligor’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

19.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Group Members have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or might reasonably be expected to have a Material Adverse Effect.

19.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the governing law of the Finance Documents to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in relation to a Finance Document to which each Obligor is a party will be recognised and enforced in its jurisdiction of incorporation.

19.8	No filing or stamp taxes

Under the laws of each Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment made under any Finance Document to which it is party.

19.10	No default

(a)	No Default is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Group Member or to which its (or any of its Subsidiaries’) assets are subject which has or might reasonably be expected to have a Material Adverse Effect.

19.11	No misleading information

(a)	Any factual information contained in a Report was true and accurate in all material respects as at the date of the relevant Report or document containing the information or (as the case may be) as at the date on which the information is expressed to be given.

(b)	Any financial projection or forecast (including, without limitation, the Base Case Model) delivered in writing by the Obligors (or, in case of the Base Case Model, by Primavera) under this Agreement has been prepared on the basis of recent historical information and arrived at after careful consideration and all the key assumptions made in connection with such financial projection or forecast have been disclosed by the relevant Obligor (or, in case of the Base Case Model, by Primavera) to the Facility Agent.

(c)	To the best knowledge of each Obligor (after due and careful enquiry), no event or circumstance has occurred or arisen and no information has been omitted from a Report and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in a Report being untrue or misleading in any material respect.

(d)	All other written information provided by any Group Member (including its advisers) to any Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.12	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the Applicable GAAP consistently applied unless expressly disclosed to the Lenders in writing to the contrary before the date of this Agreement.

(b)	The Original Financial Statements give a true and fair view of the Target’s consolidated financial condition and results of operations during the relevant financial year.

(c)	There has been no material adverse change in the Target Group’s (as the case may be) assets, business or financial condition since the date of Original Financial Statements.

(d)	The Group’s (as the case may be) most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements):

(i)	have been prepared in accordance with the Applicable GAAP; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of operations for, the period to which they relate (consolidated where applicable).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements) there has been no material adverse change in the business, assets or financial condition of the Group.

19.13	Pari passu ranking

Payment obligations of each Obligor under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law in its place of incorporation applying to companies generally.

19.14	No immunity

(a)	Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Finance Documents.

(b)	The entry into and performance by each Obligor of the Finance Documents to which it is a party constitute private and commercial acts.

(c)	No Group Member nor their respective assets enjoy any right of immunity from set-off, suit, execution, attachment or legal process.

19.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have, to the best of its knowledge and belief (having made due and careful enquiry), been started or threatened against any Group Member.

19.16	No breach of laws

(a)	No Group Member has breached any law or regulation which breach has or might reasonably be expected to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Member which have or might reasonably be expected to have a Material Adverse Effect.

19.17	Environmental laws

(a)	Each Group Member is in compliance with Clause 22.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any Group Member where that claim has or might reasonably be expected, if determined against that Group Member, to have a Material Adverse Effect.

19.18	Taxation

(a)	No Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount of Tax.

(b)	To the best knowledge of each Obligor (after due and careful enquiry), no claims or investigations are being, or are reasonably likely to be, made or conducted against any Group Member with respect to Taxes.

(c)	Each Group Member is resident for Tax purposes only in the jurisdiction of its incorporation.

19.19	Holding Companies

No Group Member (other than the Operating Companies) trades, carries on any business or owns any assets or incurs any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members or Target Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

19.20	Good title to assets

Each Group Member has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.21	Shares

The shares of each Group Member are validly issued and fully paid.

19.22	Intellectual Property

Each Group Member:

(a)	is the sole legal and beneficial owner of or has had licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which, if subject to dispute and adversely determined, has or might reasonably be expected to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

19.23	Group Structure Chart

(a)	Assuming the Acquisition Effective Time has occurred, the Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(i)	each Group Member and each Target Group Member, including current name and company registration number, its jurisdiction of incorporation and/or establishment, a list of shareholders and indicating whether a company is a dormant subsidiary or is not a company with limited liability; and

(ii)	all minority interests in any Group Member or Target Group Member and any person in which any Group Member or Target Group Member holds shares in its issued share capital or equivalent ownership interest of such person.

(b)	All necessary intra-Group loans, transfers, share exchanges and other steps resulting in the Group structure immediately following the Acquisition Effective Time are set out in the Group Structure Chart and have been or will be taken in compliance with all relevant laws and regulations and all requirements of relevant regulatory authorities.

19.24	Insurance

(a)	Each Group Member maintains insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances of each Group Member are with reputable independent insurance companies or underwriters.

19.25	Pensions

Each Group Member is in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group in any respect which has or might reasonably be expected to have a Material Adverse Effect.

19.26	Acquisition Documents, disclosures and other Documents

(a)	The Acquisition Documents contain all the terms of the Acquisition and remain effective.

(b)	No default under the Acquisition Documents is continuing or is reasonably likely to result from the making of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(c)	To the best of its knowledge (after due and careful enquiry), no representation or warranty given by any other party to the Acquisition Documents is untrue or misleading in any material respect.

19.27	Repeating representations and warranties under the Acquisition Documents

In so far as the Borrower and the Original Guarantor is aware (having made due and careful enquiry), each of the representations and warranties of the Borrower and the Original Guarantor set forth in the Acquisition Documents to which the Borrower and/or the Original Guarantor is a party is true and correct in all material respects.

19.28	Margin Stock

Neither the making of the Utilisation nor the use of the proceeds of the Loan will violate or be inconsistent with the provisions of U.S. Regulation T, U or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

19.29	Investment Company Act

No Obligor, nor any of its Subsidiaries, is an “investment company”, or is “controlled” by an “investment company”, within the meaning of the U.S. Investment Company Act of 1940, as amended.

19.30	Times when representations made

(a)	All the representations and warranties in this Clause 19 are made by each Obligor on the Signing Date and the Acquisition Closing Date.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of the Utilisation Request, on the Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a) – (c) of Clause 19.12 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within one hundred and twenty (120) days after the end of each of their respective financial years, the audited consolidated financial statements of the Group for that financial year; and

(b)	as soon as they are available, but in any event within ninety (90) days after the end of each half of each of their respective financial years, the unaudited consolidated financial statements of the Group for that financial half year.

20.2	Provision and contents of Compliance Certificates

The Borrower shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) a Compliance Certificate which shall, amongst other things, set out:

(a)	(in reasonable detail) computations as to compliance with Clause 21 (Financial covenants); and

(b)	where there has been any change in the structure of the Group or Target Group since the provision of the last Group Structure Chart, an updated Group Structure Chart setting out the structure of the Group or Target Group as at the date of the delivery of such Group Structure Chart.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by two (2) directors of the Borrower as giving a true and fair view of (in the case of annual Financial Statements for any financial year), or fairly representing (in other cases), the financial condition and operations (consolidated where applicable) of the relevant companies as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using Applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements unless, in relation to any set of financial statements, (i) it notifies the Facility Agent that there has been a change in such Applicable GAAP, accounting practices or reference periods; and (ii) the relevant Auditors deliver to the Facility Agent a description of any change necessary for those financial statements to reflect Applicable GAAP, accounting practices or reference periods upon which the relevant Original Financial Statements were prepared.

For the purposes of this Agreement, any change in Applicable GAAP made in accordance with this paragraph (b) shall apply to the definition of Applicable GAAP as set out at Clause 1.1 (Definitions) at any time following such change (and until any subsequent change in Applicable GAAP in accordance with this Clause 20.3).

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Facility Agent wishes to discuss the financial position of any Group Member with the relevant Auditors, the Facility Agent may notify the Borrower, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that such Auditors are authorised (at the expense of the Borrower):

(i)	to discuss the financial position of that Group Member with the Facility Agent with respect to such questions or issues; and

(ii)	to disclose to the Facility Agent any information which the Facility Agent may reasonably request with respect to such questions or issues.

20.4	Information: miscellaneous

Each of the Obligors shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)	all documents dispatched by an Obligor to its creditors generally, or to its shareholder(s), in each case at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Target Group Member.

20.5	Notification

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	If the Facility Agent reasonably believes a Default has occurred, the Borrower shall, promptly upon a request by the Facility Agent, supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Borrower shall notify the Facility Agent if, at any time, the Group’s aggregate revenues received or receivable from contracts executed with Major Customers are or might be expected to be less than RMB230,000,000 in any financial year of the Group, promptly upon becoming aware of its occurrence.

(d)	If Dr Yang ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his duties (as required under the service contracts), the Obligors must as soon as reasonably practicable thereafter notify the Facility Agent.

20.6	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

21.	FINANCIAL COVENANTS

21.1	Financial Condition

Unless otherwise agreed in writing by all the Lenders, the Borrower shall ensure that at the end of each Relevant Period for so loan as the Facility remains outstanding:

(a)	the ratio of Consolidated Total Debt to Consolidated EBITDA for such Relevant Period shall not exceed 1.9:1.0;

(b)	the ratio of Consolidated EBITDA to Consolidated Interest Expense for such Relevant Period shall not be less than 12.0:1.0;

(c)	the Consolidated Tangible Net Worth shall not be less than RMB1,000,000,000; and

(d)	the Debt Service Cover Ratio shall not be less than 1.25:1.0.

Any Replacement Loan Proceeds (as defined in Clause 8.3 (Equity Redemption, Disposal, Additional Debt, Equity Issuance, Insurance, Distribution and Replacement Loan Proceeds) to be advanced under a Permitted Replacement Facility shall be excluded from the calculation of (a) to (d) above during the period from the entering into of a Permitted Replacement Facility and the repayment of the Facility if and to the extent such advance and repayment do not occur simultaneously.

21.2	Capital Expenditure and Investments

The aggregate principal amount of Capital Expenditure and Investments of the Group in respect of any Financial Year specified in column 1 below shall not exceed the amount set out in column 2 below opposite that Financial Year:

Column 1 Financial Year Ending	Column 2 Maximum Capital Expenditure and Investments

for the financial year ending 31 December 2011	RMB200,000,000
for the financial year ending 31 December 2012	RMB150,000,000

provided that:

(a)	no Capital Expenditure or Investments shall be made if it has or might reasonably be expected to have a Material Adverse Effect;

(b)	each new Subsidiary established or acquired by any of the Obligors (other than any Subsidiary established or acquired in the PRC) shall become an Additional Guarantor at the time of relevant establishment or acquisition in accordance with Clause 26 (Changes to Obligors); and

(c)	for the financial year ending 31 December 2012, Capital Expenditure and Investments of the Group shall be funded by cash from new capital contribution or any Permitted Onshore Facility or incurrence of Financial Indebtedness, in each case to the extent permitted by the terms of this Agreement and not otherwise required to be applied and provided that the Borrower shall provide the Facility Agent with evidence of the source and usage of such funds reasonably satisfactory to the Facility Agent.

21.3	Financial testing

The financial covenants set out in Clause 21.1 (Financial Condition) shall be tested by reference to the financial statements and Compliance Certificates delivered pursuant to Clause 20.1 (Financial statements) and Clause 20.2 (Provision and contents of Compliance Certificates) in respect of the Relevant Period.

21.4	Definitions and Interpretation

(a)	In this Clause 21:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and (any fixed or minimum premium payable on prepayment or redemption thereof) for or in respect of Financial Indebtedness (other than in respect of derivative transactions for which the marked to market value shall be used) and the aggregate nominal value of any redeemable shares which are redeemable before the Termination Date;

“Consolidated Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any Group Member with a reputable bank or financial institution and to which they are alone beneficially entitled and for so long as:

(i)	that cash is repayable on demand;

(ii)	repayment of that cash is not contingent on the prior discharge of any indebtedness of any other person whatsoever or on the satisfaction of any other condition;

(iii)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(iv)	such cash is freely and immediately available to be repatriated to the Borrower and applied in repayment or prepayment of the Facility.

“Consolidated Cash Flow Before Debt Service” means the Consolidated EBITDA for any Relevant Period:

(i)	after deducting any changes in consolidated working capital (positive if there is an increase in working capital, and negative if there is a reduction in working capital) for such Relevant Period; and

(ii)	adding Consolidated Cash at the beginning of such Relevant Period.

“Consolidated EBITDA” means, for any Relevant Period, the consolidated operating profits of the Group before taxation for that Relevant Period:

(i)	before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets;

(ii)	before deducting any Consolidated Finance Charges;

(iii)	before taking into account any items or costs treated as exceptional or extraordinary items; and

(iv)	after deducting the amount of any profit of any Group Member which is attributable to minority interests,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether accrued, paid or payable and whether or not capitalised by any Group Member in respect of that Relevant Period:

(i)	excluding any such obligations owed to any other Group Member; and

(ii)	including the interest element of leasing and hire purchase payments.

“Consolidated Total Debt” means at any time the aggregate amount of all obligations of the Group for or in respect of Borrowings but excluding any such obligations to any other Group Member and so that no amount shall be included or excluded more than once.

“Consolidated Interest Expense” means, for any Relevant Period, the total interest expense of the Borrower under this Facility and interest expense of all other Group Members in respect of any Borrowings for which they are principally liable for that Relevant Period (calculated without regard to any limitations on the payment thereof and including amortization of debt discount and deferred financing costs, capitalized interest, interest pertaining to any financial lease, interest paid in kind, commitment fees, costs incurred in hedging or terminating any hedging, and letter of credit fees).

“Consolidated Tangible Net Worth” means, with respect to the Group on a consolidated basis, at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the amount standing to the credit of the reserves of the Group, including any amount credited to the share premium account, after deducting:

(i)	any debit balance on the consolidated profit and loss account of the Group;

(ii)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group;

(iii)	any amount in respect of interests of non-Group members in any Group Member subsidiaries;

(iv)	(to the extent included) any provision for deferred taxation;

(v)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 2010; and

(vi)	any amount in respect of any dividend or distribution declared, recommended or made by any Group Member to the extent payable to a person who is not a Group Member and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.

“Consolidated Total Debt Service” means, for any period, the sum of (a) all amounts of principal, interest and fees paid or due and payable under the Facility; and (b) any other required payment or repayment (whether of principal, interest (including capitalized interest and any interest pertaining to financial leases), fees or otherwise) under or in relation to any other Consolidated Total Debt.

“Debt Service Cover Ratio” means the ratio of Consolidated Cash Flow Before Debt Service to Consolidated Total Debt Service.

“Investment” means (a) the lending of money or credit or advances to any person; or (b) the purchase, acquisition of any Equity Interests, obligations or securities of, or the making of any capital contribution to, any other person, in each case, other than to or in respect of an existing Group Member.

“Relevant Period” means each period of twelve months ending on (a) the last day of the financial year of the Group or the Target Group (as the case may be); and (b) on the last day of the first half of the financial year of the Group or the Target Group (as the case may be).

(b)	Unless otherwise stated therein, all definitions in paragraph (a) above shall be determined and calculated on a consolidated basis with respect to the Group and shall be construed in accordance with Applicable GAAP (if applicable).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall (and shall ensure that each Group Member will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	in the case of paragraph (i) and (ii) below, supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation:

(i)	to enable it to perform its obligations under the Transaction Documents to which it is party;

(ii)	to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document to which it is party; and

(iii)	to carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.2	Compliance with laws

Each Obligor shall remain in good standing (if applicable) and shall (and shall ensure that each Group Member will) comply in all respects with all laws (including without limitation all applicable financial assistance legislations) to which it may be subject, if failure so to comply has or might reasonably be expected to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall (and shall ensure that each Group Member will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law; and

(d)	comply with the Environmental Action Plan.

where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.4	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief (after due and careful enquiry)) is threatened against any member of the Group; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Group Member,

where the claim, if determined against that Group Member, has or might reasonably be expected to have a Material Adverse Effect.

22.5	Taxation

(a)	Each Obligor shall (and shall ensure that each Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes; and

(iii)	failure to pay those Taxes does not have or might reasonably be expected to have a Material Adverse Effect.

(b)	No Group Member shall change its residence for Tax purposes.

22.6	Merger

Except for the Acquisition, each Obligor shall not (and shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior consent of the Majority Lenders, save that no such prior consent shall be required for a solvent reorganization or restructuring and only to the extent that the same would not and is not reasonably expected to have a Material Adverse Effect on the business, operations, assets, financial condition or operating results of the Target Group taken as a whole, the ability of each Obligor to perform its obligations under the Finance Documents to which it is a party, or the validity or enforceability of any of the Finance Documents (provided that, if so requested by the Facility Agent (acting reasonably), the relevant Obligor shall provide the Facility Agent with legal opinions in respect of such reorganization or restructuring in form and substance satisfactory to it (acting reasonably)).

22.7	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of the Target Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

22.8	Debt Service Reserve Account and Operating Account

(a)	The Borrower shall, prior to the Utilisation date, open, and at all times maintain in its own name, the Debt Service Reserve Account.

(b)	Each Obligor shall, prior to the Utilisation date, open, and at all times maintain, in its own name an Operating Account with the Account Bank.

(c)	The Borrower shall ensure at all times that the amount standing to the credit of the Debt Service Account is not less than the Required Interest Service Reserve Balance. The Facility Agent shall on the Utilisation Date and each Interest Payment Date notify the Borrower of the Required Interest Reserve Balance; provided that the Facility Agent’s failure to notify the Borrower of the Required Interest Reserve Balance as of a particular date will not release the Borrower from its obligation to retain funds in the Debt Service Reserve Account and the Required Interest Reserve Balance applicable immediately prior to such Interest Payment Date shall continue to apply until the Facility Agent notifies the Borrower of an alternative Required Interest Reserve Balance.

(d)	Each Obligor shall, promptly upon receipt, deposit all operating revenue and all other proceeds received from dividends or otherwise into its Operating Account.

(e)	Funds from time to time standing to the credit of the Debt Service Reserve Account and each Operating Account shall be held subject to the provisions of the HK Law Debenture, and funds standing to the credit of the Debt Service Reserve Account may only be withdrawn or applied by the Borrower towards any payment or prepayment under the Finance Documents.

22.9	Negative pledge

Except as permitted under paragraph (c) below:

(a)	No Group Member shall create or permit to subsist any Security over any of its assets.

(b)	No Group Member shall:

(i)	dispose of any of its receivables on recourse terms;

(ii)	dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other Group Member;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset. A transaction referred to in this paragraph (b) is termed “Quasi-Security”.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security;

(ii)	Transaction Security;

(iii)	Existing Trade Security; or

(iv)	granted under the bank facilities or refinancing referred to in paragraph (a), (b) and (c) of the Definition of “Permitted Onshore Facilities” in Clause 1.1 (Definitions).

22.10	Holding Companies

Each Obligor shall not (and shall ensure no other Obligor will) trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other Group Members of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts and cash; or

(c)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

22.11	Preservation of assets

Each Obligor shall (and shall ensure that each Group Member will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

22.12	Arm’s length terms

Each Obligor shall not (and shall ensure that no other Group Member will) enter into (a) any transaction with any Affiliate or related person; or (b) any joint venture with any person, other than on arm’s length terms and for full market value.

22.13	Disposals

(a)	Except as provided below, each Obligor shall not (and shall ensure that no other Group Member will), either in a single transaction or in a series of transactions and whether related or not, dispose of all or any material part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	which constitutes a Permitted Disposal; or

(ii)	made with the prior written consent of the Majority Lenders.

22.14	Loans out

(a)	Except as provided below, each Obligor shall not (and shall ensure that no other Group Member will) be the creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by a Group Member on normal commercial terms and in the ordinary course of its trading activities; or

(ii)	any deposit placed with a bank or financial institution in accordance with the provisions of the Finance Documents.

22.15	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Obligor shall ensure that no Group Member will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	the endorsement of negotiable instruments in the ordinary course of trade;

(ii)	any performance or similar bond guaranteeing performance by a Group Member under any contract entered into in the ordinary course of trade;

(iii)	granted under the Finance Documents; or

(iv)	granted under any Existing Onshore Facilities and/or any Permitted Future Onshore Indebtedness.

22.16	Dividends and share redemption

(a)	The Borrower shall ensure that each other Group Member declares the legally permissible amount of dividends and/or distributions in each financial year to enable the Borrower to repay or prepay the Facility in accordance with Clause 8 (Mandatory Prepayment).

(b)	Except as prescribed under paragraph (a) above, the Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any Group Member to pay any management, advisory or other fee to or to the order of any of the Sponsors; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

22.17	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below and under Clause 22.28 (Treasury transactions), each Obligor shall not (and shall ensure that no other Group Member will) incur or remain liable under any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Financial Indebtedness under any of the Permitted Onshore Facilities, provided that the total outstanding principal amount under the bank facilities and the refinancing of such bank facilities referred to in paragraph (a) and (b) of the definition of “Permitted Onshore Facilities” in Clause 1.1 (Definitions) shall not at any time exceed RMB200,000,000 unless the excess amount forms part of the Permitted Replacement Facility;

(ii)	Subordinated Indebtedness incurred by the Borrower; or

(iii)	incurred with the prior written consent of the Majority Lenders.

22.18	Share capital

Each Obligor must not (and shall ensure that no other Group Member will) issue any shares except for the issuance of share capital which does not result in a Change of Control and provided that the proceeds from such issuance are applied directly towards prepayment of the Facility in accordance with Clause 8 (Mandatory Prepayment).

22.19	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.20	Acquisition Documents

(a)	The Borrower shall promptly pay all amounts payable by it under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by the Borrower and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Acquisition Documents.

22.21	Insurance

(a)	Each Obligor shall (and shall ensure that each Group Member will) maintain insurances on and in relation to its business and assets against those risks and to the extent usually insured by prudent companies located in the same or similar location and carrying on a similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.22	Pensions

Each Obligor shall ensure it and the other Group Members are in compliance with all obligations in respect of pensions operated by or maintained for the benefit of the Group or its employees where failure to so comply has or might reasonably be expected to have a Material Adverse Effect.

22.23	Access

If an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or may occur, each Obligor shall ensure that each Group Member will (not more than once in every financial year unless the Facility Agent reasonably suspects an Event of Default is continuing or may occur) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of each Obligor to (a) the premises, assets, books, accounts and records of each Group Member; and (b) meet and discuss matters with senior management.

22.24	Auditors

No Group Member may replace the Auditors, unless the new auditor to be appointed is any of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young or KPMG.

22.25	Intellectual Property

Each Obligor shall (and shall procure that each Group Member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group Member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Group Member to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or would reasonably be expected to have a Material Adverse Effect.

22.26	Amendments

(a)	Each Obligor shall not (and shall ensure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent) except:

(i)	in accordance with the provisions of Clause 37 (Amendments and Waivers);

(ii)	prior to or on the Acquisition Closing Date, with the prior written consent of the Majority Lenders (acting reasonably); or

(iii)	after the Acquisition Closing Date, in a way which could not be reasonably expected materially and adversely to affect the interests of the Finance Parties.

(b)	Each Obligor shall promptly supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests) a copy of any document relating to any of the matters referred to in paragraphs (i) to (iii) above.

22.27	No restriction on dividends

Each Obligor shall procure that no Group Member will enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Group Member to pay dividends or other distributions with respect to any of its equity interests save for restrictions and conditions imposed by law.

22.28	Treasury transactions

Each Obligor shall not (and shall ensure that no Group Member will) enter into any Treasury Transactions, except for those entered into to hedge actual or projected interest or forward exposures arising in the ordinary course of trading and not for speculative purposes.

22.29	No restriction on share transfer

Each Obligor shall ensure that its constitutional documents do not, and are not amended or varied in a manner which, restricts or otherwise prohibits the transferability of the shares in the Borrower or Guarantors or confers any right of pre-emption, tag along or other similar rights on any person or which could reasonably be expected to adversely affect the interests of the Finance Parties under any Security Documents.

22.30	Delisting

The Borrower shall ensure that the Target Shares are delisted from the New York Stock Exchange within ten (10) days after the Acquisition Effective Time and deregistered under the Securities Exchange Act of 1934, as amended, within one hundred (100) days after the Acquisition Effective Time.

22.31	Takeout Financing

The Borrower shall, not later than the date falling four (4) Months after the Utilisation Date, provide evidence in form and substance satisfactory to the Majority Lenders (acting reasonably) that an Obligor or Operating Company has entered into a facility agreement or commitment letter with respect to a Permitted Replacement Facility and such Permitted Replacement Facility will be sufficient for the repayment of the Facility in full on or prior to the Termination Date, failing which the Initial Arranger shall have the right to arrange, in consultation with the Borrower, and the Borrower and its Affiliates shall be obliged to incur or issue if such right is exercised by the Initial Arranger, a financing in the debt, capital or equity markets (or any combination thereof or negotiable instrument with respect thereto) (the “Takeout Financing”) as will generate proceeds sufficient to repay or pay all amounts outstanding under the Finance Documents on or prior to the Termination Date. The Takeout Financing shall be issued or incurred pursuant to one or more customary agreements, which shall contain such terms, conditions and covenants as are typical and customary for similar financings in light of the then prevailing market conditions (as determined by the Initial Arranger acting reasonably) and as are satisfactory in all respects to the Initial Arranger (acting reasonably).

22.32	Level-1 Onshore Subs

(a)	Each Obligor shall ensure that the Level-1 Onshore Subs will maintain aggregate distributable reserves of not less than the aggregate principal amount outstanding under the Facility at all times.

(b)	Except for any restructuring with the prior written consent of the Majority Lenders, Wisecon shall beneficially and legally own directly the entire Equity Interest of each Level-1 Onshore Sub at all times. The Lenders shall not be entitled to withhold their consent to such a restructuring if the Borrower has provided them (through the Facility Agent) with evidence reasonably satisfactory to them that the relevant restructuring will not affect the Target Group’s ability to repatriate cash out of PRC and to the Borrower in an amount sufficient for the repayment or prepayment of the Facility in full.

(c)	The Borrower and each Obligor shall beneficially and legally own (directly or indirectly) the entire Equity Interest of each Level-1 Onshore Sub at all times.

22.33	Non-disclosure

Each Obligor shall not (and shall ensure that no Group Member will) disclose the Facility or any content of the Finance Documents to any person other than their legal and financial advisors for the purposes of negotiation, preparation and execution of the Finance Documents without the prior written consent of the Facility Agent.

22.34	Change in Financial Year

The Obligors shall not, and shall procure that no Group Member will, change its financial year without the prior written consent of the Majority Lenders.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.18 (Acceleration)).

23.1	Non-payment

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor fails to comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-payment) and Clause 21 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Facility Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document required to be delivered by or on behalf of an Obligor under any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of any Group Member as a result of an event of default (however described).

(d)	Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of any Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness for the Group Members taken as a whole falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	Any Group Member is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Group Member.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member, other than (subject to Clause 22.32 (Level-1 Onshore Subs)) a solvent liquidation or reorganisation of any Group Member where the proceeds are paid to its Holding Companies in proportion to such Holding Companies’ direct equity interest in such member (provided that the same would not have a Material Adverse Effect) (a “Solvent Liquidation”);

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;

(iii)	the appointment of a liquidator, provisional liquidator (other than in respect of a Solvent Liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Member or any of its assets; or

(iv)	enforcement of any Security over any assets of any Group Member,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is being contested in good faith as frivolous or vexatious and is discharged, stayed or dismissed within (x) fourteen (14) days of commencement, in the case of an Obligor; or (y) thirty (30) days of commencement, in the case of an Operating Company; or

(ii)	any step or procedure contemplated by transactions conducted in the ordinary course of trading on arm’s length terms.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Group Member having an aggregate value (for the Group Members taken as a whole) of US$5,000,000 (or its equivalent in any other currency or currencies).

23.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

(b)	Any obligation or obligations of an Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect.

23.10	Cessation of business

Any Group Member suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or ceases to be in good standing (if applicable).

23.11	Change of management

Dr Yang ceases to be employed or to devote the time and attention to the business, trade and offices of the Group (as the case may be) or perform the functions required under the terms of his service contract and a replacement person approved in writing by the Majority Lenders has not given a legally binding acceptance to an offer of employment and resigned from his existing employment within thirty (30) days of that cessation.

23.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Group.

23.13	Expropriation

The authority or ability of any Group Member to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Group Member or any Target Group Member or any of its assets.

23.14	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to the Acquisition Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or would have a material adverse effect on its interests under the Finance Documents.

23.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Member or its assets which has or would reasonably be expected to have a Material Adverse Effect.

23.16	Material adverse change

Any event or circumstance occurs which, in the reasonable opinion of the Majority Lenders, has or would reasonably be expected to have a Material Adverse Effect.

23.17	Major Customer Contracts

If at any time, the Operating Companies’ aggregate revenues receivable from contracts executed with the Major Customers are or might be expected to be less than RMB230,000,000 in any financial year of the Operating Companies, unless the Operating Companies provide the Facility Agent with evidence (in form and substance satisfactory to the Majority Lenders) that they have entered into new or additional contracts with counterparties acceptable to the Majority Lenders for an aggregate amount of at least RMB250,000,000 in that financial year.

23.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise all or any of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Obligors is not required for a transfer by a Lender of any of its obligations under the Finance Documents in respect of its Commitment.

(b)	An assignment will be effective only on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	notification that such assignment is effective by the Facility Agent to the Existing Lender and the New Lender provided that the Facility Agent is not obliged to give such notification unless it is satisfied that it has completed all “know your customer” and other similar procedures relating to any person that it is required to carry out (or deems desirable) in relation to such assignment to a New Lender.

(c)	A transfer will be effective only if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

(d)	In relation to any assignment or transfer by an Existing Lender under this Clause 24, the relevant New Lender agrees to be bound by any consent, waiver or decision given or made by such Existing Lender in connection with the Finance Documents prior to such assignment or transfer.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender no later than five (5) Business Days prior to the proposed Transfer Date. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Security Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.7	Exclusion of Agent’s liability

In relation to any assignment or transfer pursuant to this Clause 24, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

25.	DISCLOSURE OF INFORMATION

25.1	Any Finance Party, its officers and agents may disclose information (on a confidential basis) relating to, any Obligor or Group Member and their account(s) and/or dealing relationship(s) with the Finance Parties and the Finance Documents, including but not limited to details of the Obligors’ facilities, any Security taken, transactions undertaken and balances and positions with the Finance Parties, as that Finance Party shall consider appropriate to:

(a)	the head office of the Lender, any of its Subsidiaries or Subsidiaries of its Holding Company, Affiliates, representative and branch offices in any jurisdiction (the “Permitted Parties”);

(b)	professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties;

(c)	any actual or potential assignee, novatee, transferee, participant or sub-participant in relation to any of the Lender’s rights and/or obligations under any Finance Document (or any agent or adviser of any of the foregoing);

(d)	any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party;

(e)	any court or tribunal or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties;

(f)	any other person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(g)	any person permitted by the relevant Obligor.

25.2	The Borrower acknowledges the following:

(a)	the Borrower has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

(b)	the Borrower has notified, or will, notify each of its Relevant Individuals, that the Lender may, in the course of providing banking services to the Borrower, receive Borrower information in respect of that Relevant Individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

26.	CHANGES TO THE OBLIGORS

26.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	The Borrower shall ensure that:

(i)	each of the Target, Stanley Space and Wisecon shall become an Additional Guarantor on or prior to the Acquisition Effective Time; and

(ii)	each new Subsidiary (other than any Subsidiary established or acquired in the PRC) established or acquired by any of the Obligors shall become an Additional Guarantor at the time of relevant establishment or acquisition.

(b)	A Group Member shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Lender a duly completed and executed Accession Deed; and

(ii)	the Lender has received all of the documents and other evidence listed in (x) (for each of the Target, Stanley Space and Wisecon) paragraph 1 of Part I of Schedule 1 (Conditions Precedent) as in relation to each of them, or (y) (for each new Subsidiary referred to in paragraph (a)(ii) above) Part II of Schedule 1 (Conditions Precedent), each in form and substance satisfactory to the Lender.

(c)	The Lender shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part I and, if applicable, Part II of Schedule 1 (Conditions precedent).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE FACILITY AGENT, SECURITY AGENT AND THE ARRANGERS

27.1	Appointment of the Agents

(a)	Each of the other Finance Parties appoints the Facility Agent to act as its facility agent under and in connection with the Finance Documents.

(b)	Each of the Finance Parties appoints the Security Agent to act as its agent and security agent under and in connection with the Finance Documents.

(c)	Each of the other Finance Parties authorises the Agents to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	The Security Agent declares that it shall hold the Security constituted under the Security Documents on trust for the Finance Parties on the terms contained in this Agreement and the Security Documents.

27.2	Duties of the Agents

(a)	The Agents shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agents are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If any Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)	If any Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to the Facility Agent, Security Agent or an Arranger) under this Agreement it shall promptly notify the other Lenders.

(e)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agents shall have no other duties save as expressly provided for in the Finance Documents.

27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes any Agent or any Arranger as a trustee or fiduciary of any other person, except to the extent expressly provided in Clause 27.1 (Appointment of the Agents).

(b)	Neither the Agents nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agents and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.

27.6	Rights and discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	(in respect of the Security Agent only) (if it received any instructions or directions from the Facility Agent to take any action in relation to any Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in consultation with the Borrower.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each Agent may disclose to any other Party any information it reasonably believes it has received as Facility Agent or (as the case may be) Security Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or (as the case may be) Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	An Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.8	Facility Agent’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent will be binding on all other Finance Parties.

(c)	The Security Agent for so long as it is unable to obtain instructions from or to communicate with the Facility Agent after making reasonable attempts to do so, shall refrain from acting under this Agreement until such time as it is able to obtain instructions from or to communicate with the Facility Agent and shall not be liable to any Finance Party as a result of any such inaction.

27.9	Responsibility for documentation

Neither the Agents nor the Arrangers:

(a)	are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agents, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.10	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agents shall not be liable for any cost, loss or liability incurred by any Party as a consequence of:

(i)	any Agent having taken or having omitted to take any action under or in connection with any Finance Document, unless directly caused by such Agent’s gross negligence or wilful misconduct; or

(ii)	any delay in the crediting to any account of an amount required under the Finance Documents to be paid by an Agent, if that Agent shall have taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for the purpose of such payment.

(b)	No Party (other than the Agents) may take any proceedings against any officer, employee or agent of the Agents in respect of any claim it might have against the Agents or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agents may rely on this Clause.

(c)	Nothing in this Agreement shall oblige the Agents or the Arrangers to conduct any “know your customer” or other procedures in relation to any person on behalf of any Lender and each Lender confirms to the Agents and the Arrangers that it is solely responsible for any such procedures it is required to conduct and that it shall not rely on any statement in relation to such procedures made by the Agents or the Arrangers.

27.11	Lenders’ indemnity to the Agents

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify an Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by that Agent (otherwise than by reason of that Agent’s gross negligence or wilful misconduct) in acting as Agent or (as the case may be) Security Agent under the Finance Documents (unless that Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.12	Resignation of the Agents

(a)	An Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively an Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Facility Agent or Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or (as the case may be) Security Agent.

(d)	A retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Facility Agent or (as the case may be) Security Agent under the Finance Documents.

(e)	An Agent’s resignation notice shall take effect only upon the appointment of a successor.

(f)	Upon the appointment of a successor, a retiring Agent shall, subject to paragraph (d) above, be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, that Agent shall resign in accordance with paragraph (b) above.

(h)	In relation to the Security Agent, any appointment referred to in this Clause 27.12 (Resignation of the Agents) may only be made if the successor Security Agent accedes to the Security Documents.

27.13	Confidentiality

(a)	In acting as facility agent or security agent for the Finance Parties, each of the Facility Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or (as the case may be) Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agents nor the Arrangers are obliged to disclose to any other person (i) any confidential information; or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)	Subject to Clause 30.2 (Distributions by the Agents), each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agents with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agents and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.16	Deduction from amounts payable by the Agents

If any Party owes an amount to an Agent under the Finance Documents that Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which that Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.17	Agents’ Management Time

Any amount payable to the Agents under Clause 15.3 (Indemnity to the Agents), Clause 17 (Costs and expenses) and Clause 27.11 (Lenders’ indemnity to the Agents) shall include the cost of utilising the Agents’ management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agents may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agents under Clause 12 (Fees).

27.18	Foreign Security

In relation to any Security Document governed by a law other than Hong Kong law each Finance Party:

(a)	shall execute and deliver any Security Document which, under applicable law, cannot be entered into by the Security Agent on its behalf, for example, because the security constituted by the Security Document must be entered into by it as creditor having a pro rata claim of the claims secured thereby;

(b)	grants the Security Agent power of representation in relation to the execution, enforcement and administration of the Security Documents; and

(c)	shall enter into such notarial deeds or other deeds or documents as are required under any applicable law relating to the security constituted by the Security Documents to enable the Facility Agent or the Security Agent or another attorney-in-fact to execute any Security Document on such Finance Party’s behalf and administer and enforce such Security.

27.19	Contractual effect

(a)	If, in relation to any Security Document in any jurisdiction in which the same may be situated, the constitution of the trusts pursuant to this Agreement and the rights and obligations conferred on any Person thereby (whether or not a party to this Agreement) would not be recognised as creating enforceable rights and obligations by applicable law, then this Agreement shall, to such extent, be construed as constituting the equivalent rights and obligations as a matter of contract, provided always that, in the event that the foregoing provisions of this Clause take effect so that this Agreement operates as a matter of contract, the Security Agent shall have no additional or incremental duties, obligations, responsibilities or liabilities over and above those which would have existed had the said trusts, rights and obligations been so recognised; and

(b)	in the event that there are any inconsistencies between the provisions of this Agreement and the provisions of any of the Security Documents, the provisions of this Agreement shall prevail.

27.20	Additional protection for the Security Agent in relation to Security

(a)	The Security Agent may accept without investigation, requisition or objection such right and title as any Obligor may have to any of the Charged Assets and the other Security created in favour of the Security Agent (as trustee for the Finance Parties) by any Security Document and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of any Obligor to all or any of the Charged Assets whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not.

(b)	The Security Agent shall not be liable for any failure, omission or defect in perfecting, protecting or further assuring any Security created under the Security Documents including (without prejudice to the generality of the foregoing) (a) any failure, omission or defect in registering or filing or procuring registration or filing of, or otherwise protecting or perfecting any Security created under the Security Documents or the priority thereof or the right or title of any person in or to the assets comprised in any Security created under the Security Documents by registering under any applicable registration laws in any applicable territory any notice or other entry prescribed by or pursuant to the provisions of any such laws; and (b) any failure or omission to require any further assurances in relation to any Security created under the Security Documents.

(c)	The Security Agent shall not be responsible for any unsuitability, inadequacy or unfitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Charged Assets as security for any or all of the obligations under any or all of the Finance Documents.

(d)	The Security Agent shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of any Charged Assets or otherwise.

(e)	The Security Agent shall not be responsible for any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability (including, without limitation, in respect of Taxes) or any Indirect Taxes charged or chargeable in respect thereof (“Liability”) occasioned to any Security created under the Security Documents however caused, whether by an act or omission of any Obligor or any other person (including, without limitation, any bank, broker, depositary, warehouseman or other intermediary or any clearing system or operator thereof) acting in accordance with or contrary to the provisions of any of the Finance Documents or otherwise and irrespective of whether any Security created under the Security Documents is held by or to the order of any of such persons, unless such Liability is resulted from the fraud, wilful default or gross negligence of the Security Agent.

(f)	Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, the Security Agent shall not be under any obligation to insure any of the Security created under any Security Documents or any deeds or documents of title or other evidence in respect thereof or to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and shall not be responsible for any Liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

(g)	The Security Agent shall not be responsible for any Liability occasioned by the operation (whether by any Obligor or otherwise) of any account subject to any Security created under the Security Documents whether by depreciation in value or by fluctuation in exchange rates or otherwise unless such Liability is attributable to the operation of such account by the Security Agent after the enforcement of Security over such account and is occasioned by the fraud, wilful misconduct or gross negligence of the Security Agent.

(h)	The Security Agent shall not be liable for any decline in the value nor any loss realised upon any sale or other disposition of any of the Charged Assets made pursuant to any Finance Document.

(i)	The Security Agent shall have no responsibility whatsoever to any Obligor or any other Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Assets, the income therefrom or the proceeds thereof.

(j)	The Security Agent shall not be obliged (whether or not directed by the Finance Parties) to perfect the legal title to any Security created under any Security Documents in its name or any of the related collateral security if, in its opinion, such perfection would or might result in the Security Agent becoming liable to or incurring any obligation to any Obligor under any Security created under any Security Documents or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.

(k)	The Security Agent shall not, nor shall any receiver appointed pursuant to any Finance Document or any attorney or agent of the Security Agent by reason of taking possession of the whole or any part of the Charged Assets or any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, or be liable for any loss or damage arising from the realisation of the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, from any act, default or omission in relation to all or any of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest or from any act, default or omission in relation to the whole or any part of the Charged Assets or from any exercise or non-exercise by it of any right, remedy or power conferred upon it in relation to the whole or any part of the Charged Assets or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, by or pursuant to any Finance Document or otherwise, unless such loss or damage is caused by its fraud, wilful default or gross negligence.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agents

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent or (as the case may be) the Security Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent or (as the case may be) the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent or (as the case may be) the Security Agent specifies.

30.2	Distributions by the Agents

(a)	Each payment received by an Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by that Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to that Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	Each Agent shall distribute payments received by it in relation to all or any part of the Loan to the Lender indicated in the records of that Agent as being so entitled on that date provided that that Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 24 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

30.3	Distributions to an Obligor

An Agent may (with the consent of an Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to an Agent under the Finance Documents for another Party, that Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If an Agent pays an amount to another Party and it proves to be the case that that Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by that Agent shall on demand refund the same to that Agent together with interest on that amount from the date of payment to the date of receipt by that Agent, calculated by that Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, that Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The relevant Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	ENFORCEMENT OF SECURITY

32.1	Enforcement

The Security Agent shall (subject to the provisions contained in Clause 27.11 (Lenders’ indemnity to the Agents)) enforce the security constituted by the Security Documents (in accordance with the terms of the Security Documents) at the direction of the Facility Agent, if the Loans have been declared to be immediately due and payable by the Facility Agent under Clause 23.18 (Acceleration) and the Facility Agent may in its discretion invoke the requirements of Clause 27.7(c) (Majority Lenders’ instructions) as a precondition to any such action.

32.2	Payment of Taxes

Each of the Agents shall be entitled to make the deductions and withholdings (on account of Taxes or otherwise) from payments to it under the Finance Documents, which it is required by any applicable law to make and to pay all Taxes assessed against it in respect of any assets charged or assigned pursuant to the Security Documents or by virtue of its capacity as agent or any act done by it in such capacity. The Obligors agree that the obligations secured by the Security Documents will only be discharged by virtue of receipt or recovery by the Security Agent of monies and payments made by the Security Agent to the extent the relevant Finance Party actually receives monies and payments from the Security Agent.

32.3	Application of Recoveries

All sums recovered by any of the Finance Parties by the enforcement of the Security Documents shall be paid to the Facility Agent and applied or, if directed by the Facility Agent, paid to a Party to be applied, in accordance with Clause 30.5 (Partial payments)

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each of the Borrower, the Original Guarantor and the Original Lender, that identified with its name below;

(b)	in the case of any other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of an Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to an Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Electronic communication

(a)	Any communication to be made between an Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agents and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between an Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent and/or the Security Agent only if it is addressed in such a manner as the Facility Agent and/or the Security Agent shall specify for this purpose.

33.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the market practice differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the Finance Parties) or this Clause 37;

(vii)	the manner in which the proceeds from any enforcement of the Security created under the Security Documents are distributed;

(viii)	a change in the Borrower, the release of, or change in the nature or scope of, any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or any Security created under the Security Documents unless expressly permitted by a Finance Document; or

(ix)	the currency in which the Loan is denominated,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Agent or an Arranger may not be effected without the consent of the Facility Agent, the Security Agent or (as the case may be) such Arranger.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

40.	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Hong Kong):

(a)	irrevocably appoints Wisecon as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

The Borrower expressly agrees and consents to the provisions of this Clause 40.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

Part I – Conditions Precedents to Utilisation

1.	Corporate Documents

(a)	A copy of the constitutional documents of each Obligor and each Sponsor (other than Dr Yang).

(b)	A copy of a resolution of the board of directors of each Obligor and each Sponsor (other than Dr Yang):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

(e)	A certificate of each Obligor and each Sponsor (other than Dr Yang) (each signed by a director) confirming that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate of good standing issued by the Cayman Islands Registrar of Companies in respect of each Obligor incorporated in the Cayman Islands.

(g)	A registered agent certificate issued by the registered agent of Stanley Space and each of the Management Sponsors.

2.	Legal opinions

(a)	A legal opinion of White & Case, legal advisers to the Finance Parties in Hong Kong, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(b)	A legal opinion of Walkers, legal advisers to the Finance Parties in the Cayman Islands and the British Virgin Islands, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

(c)	A legal opinion of Commerce & Finance Law Offices (通商律师事务所), legal advisers to the Borrower in the PRC, substantially in the form distributed to the Facility Agent prior to signing this Agreement.

3.	Transaction Documents

(a)	A copy of each of the Transaction Documents (other than the Finance Documents) executed by the parties to those documents.

(b)	The Finance Documents (other than the Security Documents and the Target Accession Deeds) (together with all ancillary documents relating thereto), each duly executed and delivered by all parties thereto.

(c)	The Security Documents and the Target Accession Deeds (together with all ancillary documents relating thereto), each duly executed by each party to it but undated.

(d)	An authorisation from each of the Sponsors and the Obligors to White & Case (legal advisers to the Finance Parties in Hong Kong) to date and put into effect each Security Document and each Target Accession Deed (together with all ancillary documents relating thereto) at the Acquisition Effective Time.

4.	The Acquisition

(a)	Evidence that:

(i)	the Acquisition has been approved by (x) all shareholders of the Original Guarantor; (y) a majority in number of the holders of the shares of the Target representing at least 75% of the total issued and outstanding shares of the Target (the “75% Authorisation” ), unless a revision to Section 233 (6) of the Cayman Companies Law (the “Current Section”) is brought into legal effect prior to the relevant shareholders’ meeting providing for authorisation of a plan of merger by a constituent company in a different manner than that contained in the Current Section, in which case such approval shall be required not by the 75% Authorisation, but instead in the manner provided in the revision to the Current Section; and (z) the board of directors of the Original Guarantor and the board of directors of the Target;

(ii)	all creditors holding a fixed or floating security interest of each of the Target and the Original Guarantor (if any) have consented to the plan of merger in respect of the Acquisition or an order of the Grand Court of the Cayman Islands dispensing with such consent; and

(iii)	all the conditions precedent in respect of the Acquisition (other than the payment of the consideration) have been satisfied without waiver, save for any immaterial conditions precedent that have been waived in respect of the Acquisition with the prior written consent of the Majority Lenders (acting reasonably).

(b)	A letter from the Borrower (in Agreed Form and signed by an authorized signatory) confirming that:

(i)	the plan of merger in respect of the Acquisition has been filed with the Registrar of Companies of the Cayman Islands (and attaching the stamped plan of merger);

(ii)	the Acquisition Agreement remains in full force and effect and has not been rescinded or repudiated by any party to it; and

(iii)	at the Acquisition Effective Time, the Target Shares will be cancelled and Dr Yang will legally and beneficially own (whether directly or indirectly) at least 60% of the entire Equity Interest of the Target.

(c)	A copy of each Report certified by the Borrower to be a true and complete copy of the original.

5.	Other documents and evidence

(a)	The Group Structure Chart.

(b)	Evidence that the Debt Service Reserve Account and each Operating Account have been opened and an amount equal to at least the Required Interest Reserve Balance has been or will by the utilization date be credited to the Debt Service Reserve Account.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers (acting reasonably) to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Base Case Model.

(e)	The Environmental Action Plan.

(f)	The Original Financial Statements.

(g)	The Funds Flow Statement.

(h)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(i)	Evidence that the Existing Trade Security has been unconditionally and irrevocably released.

Part II - Conditions Precedents required to be

delivered by an Additional Guarantor

1.	An Accession Deed, duly executed by the Additional Guarantor and the Borrower.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is a party and resolving that it execute the Accession Deed;

(b)	authorising a specified person or persons to execute the Accession Deed on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Guarantor (signed by a director) confirming that:

(a)	guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded; and

(b)	each copy document relating to it specified in this Part II of Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Deed.

6.	A legal opinion of the legal adviser to the Finance Parties in Hong Kong.

7.	A legal opinion of the legal advisers to the Finance Parties in the jurisdiction in which the Additional Guarantor is incorporated.

SCHEDULE 2

REQUESTS

Part I - Utilisation Request

From:	Halogen Limited

To:	Standard Chartered Bank (Hong Kong) Limited as the Facility Agent

Dated:

Dear Sirs,

US$70,000,000 Term Loan Facility Agreement dated [            ] 2011 with Halogen Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	US$

Amount:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent), to the extent applicable, is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan (save for US$[ ], being the agreed deduction for the account of the Initial Arranger in satisfaction of our obligation under Clause 12.2 (Up-front fee) should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[Halogen Limited]

Part II - Selection Notice

From:	Halogen Limited

To:	Standard Chartered Bank (Hong Kong) Limited as the Facility Agent

Dated:

Dear Sirs,

US$70,000,000 Term Loan Facility Agreement dated [            ] 2011 with Halogen Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[Halogen Limited]

SCHEDULE 3

EXISTING ONSHORE FACILITIES

	Target Group Borrower	Lending Bank	Amount (RMB)	Type of Facility	Underlying Security/Guarantee
1.	Shanghai Wan Su 上海万溯化学有限公司	China Construction Bank	20,000,000 20,000,000	Working capital Credit line	Secured by Shanghai Wan Su’s real properties located at No. 388, Chugong Road, Fengxian District, Shanghai (上海奉贤区楚工路388号) , including the Land Use Rights over Plot Number: Mound 1/5, 2nd Neighborhoods, Huqiao Town, Fengxian District, Shanghai (上海奉贤区胡桥镇2街坊1/5丘) and buildings on the land with a total construction area of 31369.66 square meters.

2.	Shanghai Wan Su 上海万溯化学有限公司	Bank of Shanghai	50,000,000	Capital Expenditure

Secured by Shanghai Wan Su’s real properties located at No. 388, Chugong Road, Fengxian District, Shanghai (上海奉贤区楚工路388号) , including the Land Use Rights over Plot Number: Mound 1/5, 2nd Neighborhoods, Huqiao Town, Fengxian District, Shanghai (上海奉贤区胡桥镇2街坊1/5丘) and buildings on the land with a total construction area of 31369.66 square meters (the “First Charge”).

Guaranteed by Shanghai Chemspec

Under the terms of the facility, a mortgage in favour of Bank of Shanghai is to be granted by Shanghai Chemspec over Shanghai Chemspec’s new factory houses located at No. 200 Wu Wei Road, Putuo District, Shanghai (the “Second Charge”). This mortgage is currently expected to be granted approximately one to two months after the Signing Date.[1]

The Target will use its best commercial effort to procure the release of the First Charge promptly (but in any event within 3 months) upon the granting of the Second Charge.

3.	Quzhou Kangpeng 衢州康鹏化学有限公司	Agricultural Bank of China	30,000,000[2]	Working capital	Guaranteed by Shanghai Chemspec No security pledge

4.	Taixing ChemSpec 泰兴康鹏专用化学品有限公司	Pudong Development Bank	40,000,000	Working capital	Guaranteed by Shanghai Chemspec No security pledge

[1]

It is a condition of this facility that if, within a year after the first drawdown, Shanghai Chemspec’s new factory houses located at No. 200 Wu Wei Road, Putuo District, Shanghai have not been mortgaged to Bank of Shanghai, Bank of Shanghai is entitled to request early repayment of the facility. This date has passed and a subsequent drawdown has been permitted by Bank of Shanghai. The Target has confirmed that the mortgage has not yet been granted because the Target is in the process of obtaining the real estate certificate for the new factory houses. Bank of Shanghai has agreed that the mortgage will not be required to be granted until the real estate certificate is obtained. Target currently estimates that the certificate will be issued approximately one to two months after the Signing Date.

[2]	This facility is currently being finalized, with signing anticipated to take place before the Utilisation under this Agreement.

5.	Zhejiang Huajing 浙江华晶氟化学科技有限公司	Agricultural Bank of China	20,000,000	Credit line	Guaranteed by Shanghai Chemspec

6.	Zhejiang Huajing 浙江华晶氟化学科技有限公司	China Construction Bank	10,000,000	Credit line	Guaranteed by Shanghai Chemspec

7.	Shanghai Qi Yue 上海启越化工有限公司	Bank of China	20,000,000	Credit line	Guaranteed by Shanghai Chemspec

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

From:	Halogen Limited

To:	Standard Chartered Bank (Hong Kong) Limited as the Facility Agent

Dated:

Dear Sirs,

US$70,000,000 Term Loan Facility Agreement dated [            ] 2011 with Halogen Limited as borrower (as amended from time to time, the “Agreement”)

We refer to the Agreement (as the same may from time to time be amended, varied, supplemented, restated or novated). Terms defined in the Agreement shall have the same meanings when used in this certificate.

We confirm that, in respect of the last day of the Relevant Period ending on [—]:

[insert details of the financial covenants to be certified including calculations]

We confirm that no Default is continuing.*

[We enclose the current Group Structure Chart.]**

[Authorized Signatory]	[Authorized Signatory]

For and on behalf of

Halogen Limited

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**	To be included where required in accordance with of Clause 20.2 (Provision and contents of Compliance Certificates).

SCHEDULE 5

FORM OF ACCESSION DEED

To:	Standard Chartered Bank (Hong Kong) Limited as the Facility Agent

From:	[Subsidiary] and [Halogen Limited]

Dated:

Dear Sirs,

US$70,000,000 Term Loan Facility Agreement dated [            ] 2011 with Halogen Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement and the other Finance Documents as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[Subsidiary’s] administrative details for the purposes of the Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to give a guarantee, indemnity or other assurance against loss in respect of Liabilities under each Finance Document as specified under the Agreement.

IT IS AGREED as follows:

The Acceding Debtor confirms that it intends to be party to the Agreement as an Obligor, undertakes to perform all the obligations expressed to be assumed by an Obligor under the Agreement and agrees that it shall be bound by all the provisions of the Agreement as if it had been an original party to the Agreement.

5.	The representations to be made under Clause 19.30 (Times when representations made) of the Agreement are true and correct in all material respects in relation to [Subsidiary] as if made by reference to the facts and circumstances existing on the date of this Accession Deed.

6.	[Subsidiary] agrees to appoint Wisecon to act on its behalf as its agent in relation to the Finance Documents pursuant to Clause 40.2 (Service of process).

7.	This Accession Deed is governed by Hong Kong law.

THIS ACCESSION DEED has been signed on behalf of the Facility Agent, signed on behalf of the Borrower and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

SEALED AS A DEED by	)
[Subsidiary]	)
)
	)	[Common Seal]

in the presence of:

Director

The Borrower

[Halogen Limited]
By:

STANDARD CHARTERED BANK (HONG KONG) LIMITED as the Facility Agent

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

US$70,000,000 Term Loan Facility Agreement dated [            ] 2011 with Halogen Limited as borrower (as amended from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms used in the Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by Hong Kong law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

Transfer Details:

Nature: [insert description of facility(ies) transferred]
Final Maturity:	[ ]
Participation Transferred
Commitment Transferred
Drawn Amount:	[ ]
Undrawn Amount:	[ ]

Administration Details:

New Lender’s Receiving Account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]
Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [            ].

Standard Chartered Bank (Hong Kong) Limited

By:

SIGNATURE PAGE

As Borrower

HALOGEN LIMITED

By:	/s/ Jie Lian

Address:	Primavera Capital Group, Suite 5801, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

Attention:	Jie Lian

Telephone:	(852) 3767 5000

Facsimile:	(852) 3767 5001

As Original Guarantor

SEALED AS A DEED by	)
HALOGEN MERGERSUB LIMITED	)
)
	)	[Common Seal]

in the presence of:

/s/ Jie Lian
Director

Address:	Primavera Capital Group, Suite 5801, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

Attention:	Jie Lian

Telephone:	(852) 3767 5000

Facsimile:	(852) 3767 5001

As Original Lender

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Michael Tse

Address:	25/F Standard Chartered Bank Building, 4-4A Des Voeux Rd, Hong Kong

Attention:	Tristan Tan / Michael Tse

Telephone:	28203265 / 28203681

Facsimile:	28203680 / 28203680

As Initial Arranger

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Eric Chan

Address:	12/F Two IFC, Suites 1201 – 1204, 8 Finance Street, Central

Attention:	Eric Chan / Bryan Liew

Telephone:	852-39838618 / 65 65968420

Facsimile:	852 39838604 / 65 62221990

As Facility Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Eric Chan

Address:	11/F Standard Chartered Tower, 388 Kwun Tong Road, Kowloon

Attention:	Rebecca Yung

Telephone:	22826435

Facsimile:	28100180

As Security Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Eric Chan

Address:	11/F Standard Chartered Tower, 388 Kwun Tong Road, Kowloon

Attention:	Rebecca Yung

Telephone:	22826435

Facsimile:	28100180